Exhibit 3(a)
ARTICLES OF AMENDMENT
OF
TUCSON ELECTRIC POWER COMPANY
1.	The Name of the corporation is Tucson Electric Power Company.

2.	Attached hereto as Exhibit A is the text of each amendment adopted.

3.	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	The amendment was adopted on the 31st day of August, 2009.

5.
The amendment was approved by the shareholders. There is one voting group eligible to vote on the amendment. The designation of the voting group entitled to vote on the amendment, the number of votes in such group, the number of votes represented at the meeting at which the amendment was approved and adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 35,759,240 outstanding shares of Common Stock is entitled to 35,759,240 votes. There were 35,759,240 votes present at the meeting. The voting group cast 35,759,240 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

Dated as of this 31st day of August, 2009.

TUCSON ELECTRIC POWER COMPANY
By:
Paul J. Bonavia, President

By:
Linda H. Kennedy,
Corporate Secretary

STATE OF ARIZONA	)
	)	ss. Tucson
COUNTY OF PIMA	)
The foregoing instrument was acknowledged before me this 31st day of August, 2009, by Paul J. Bonavia and Linda H. Kennedy, President and Corporate Secretary, respectively, of Tucson Electric Power Company, an Arizona Corporation, on behalf of the corporation.

Notary Public

Exhibit A
TUCSON ELECTRIC POWER COMPANY
AMENDMENT TO ARTICLE SEVENTH OF THE
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
Paragraph (A) of Article Seventh of the Restated Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:
SEVENTH: (A) The affairs of the Corporation shall be conducted by a Board of Directors consisting of a number of persons, not less than one (1) nor more than five (5), specified by the Board of Directors in the Bylaws of the Corporation. Directors shall receive reasonable compensation for the services which they perform. Directors shall be elected annually by the shareholders at the annual meeting of shareholders and when so elected shall serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.